Geophysical Service Agreement

THIS AGREEMENT (the "Agreement") dated this 27th day of July, 2011, is made by and between Magee Geophysical Services LLC ("Contractor") and AmeriLithium Corporation ("Company")

   1. Purpose of Agreement:

The purpose of this Agreement is to state the terms and conditions under which Contractor will provide services, equipment and assistance to Company in consideration of the terms and provisions of this Agreement. Company and Contractor agree as follows:

   2. Scope of Services:

Contractor agrees to conduct for Company, during the approximate period of August, 2011, a gravity survey over an area specified by Company over the Clayton Deep Prospect in Esmeralda County, Nevada, hereinafter referred to as the "Work".

The gravity stations will be surveyed at locations specified by Company at nominal intervals of 500 meters on lines spaced 1000m apart. In addition, approximately 37 regional stations outside of the claim block will be surveyed to help define the regional gravity field. The proposed station locations are shown on the accompanying map. The total program is expected to be approximately about 113 stations. Gravity will be measured with a resolution of 0.01 mGal. A GPS system capable of centimeter XYZ accuracy will be used for navigation and positioning.

Deliverables will include gravity data processed to Compete Bouguer, all raw and processed data on CD, topo-based line location map, data acquisition report, and color contour map of Complete Bouguer Gravity. Processed data will be forwarded to consulting geophysicist Jim Wright for modeling and interpretation.

Additionally, Contractor will provide the following:
   Experienced operator/surveyor
   LaCoste & Romberg Model-G Gravity Meter
   Trimble Model 5700 or R-8 Geodetic-Grade GPS System
   Laptop computer with appropriate software
   4X4 vehicle with fuel and maintenance
   ATV
   Personnel Subsistence
   Lodging
   All other field expenses

3. Confidentiality and Conflict of Interest:

Contractor will keep any information or data obtained in the course of the work under this Agreement in strict confidence and will not disclose any such information to any third party without written authorization from Company.

4. Consideration:

Company will compensate Contractor at the following rates for the requested Work:

Gravity Data Acquisition.......................... $ 1350/operator/day

The gravity survey is expected to take a maximum of 8 chargeable days including mobilization and demobilization.

Contractor will prepare and deliver to Company an invoice for services rendered at the completion of the survey. Company agrees that Contractor will be paid within 30 days following the date of the invoice.

5. Taxes:

Contractor and Company agree to be solely responsible for the payment of their own federal, state, and/or local income, social security, or other taxes applicable to any of the compensation received for this Work.

6. Insurance:

Contractor will provide Workers Compensation Insurance covering Contractor's employees. Contractor's activities related to this project will be covered under Contractor's general liability and vehicle liability insurance. Certificates of Insurance for General Liability Insurance, Automobile Liability Insurance, and Workers Compensation Insurance will be provided upon request.

7. Indemnity:

Company and Contractor each agree to indemnify and hold each other harmless from and against any cost and expenses resulting from loss, damage or personal injury which might occur as a result of the work.

8. Compliance with Laws:

Contractor agrees that in the performance of services pursuant to this Agreement, Contractor will conform to and abide by all applicable laws, acts, statutes, rules, regulations, ordinances, codes, concessions, treaties, conventions, orders, rulings, writs, injunctions, proclamations, decrees, or other Law of any kind whatsoever of any governmental body, authority, agency, court, commission, of any applicable jurisdiction.

Company agrees to insure that all necessary permits and access permission to conduct geophysical surveys over the project area have been obtained prior to Contractor's mobilization.

9. Notices:

Notices to each Party will be made as follows:

Contractor:

Magee Geophysical Services LLC
Christopher Magee
465 Leventina Canyon Road
Reno, NV 89523
TEL: 775-742-8037
FAX: 775-345-1715
EMAIL: chris_magee@gravityandmag.com

Company:

AmeriLithium Corporation
871 Coronado Center Drive, Suite 200
Henderson, NV 89052
TEL: 702-583-7790
FAX: 702-952-0400
EMAIL: robert@amerilithium.com

10. Miscellaneous Provisions:

No provision of this Agreement may be amended, modified or waived unless such amendment, modification, or waiver is authorized by Contractor and Company and is agreed to in writing.

This Agreement will be interpreted, construed, and governed by and in accordance with the laws of the State of Nevada.

Each provision of this Agreement constitutes a separate and distinct undertaking, covenant and/or provision hereof. In the event that any provision of this Agreement will finally be determined to be unenforceable, the remaining provisions of this Agreement will remain in full force and effect.

AGREED:

CONTRACTOR:                                 COMPANY:
Magee Geophysical Services LLC
Signed: /s/Christopher J. Magee             Signed: /s/Matthew Worrall
Date: July 27, 2011                         Date: July 28, 2011
Name: Christopher J. Magee                  Name:  Matthew Worrall
Title: Owner - Magee Geophysical            Title: CEO, President
  Services LLC